Exhibit 99

Rocky Brands, Inc. Announces Record First Quarter Results

Revenue Increased 57.3% to $87.7 Million

Diluted Earnings Per Share Increased 281% to $0.61

Adjusted Diluted Earnings Per Share Increased 341% to $1.19

NELSONVILLE, Ohio, May 4, 2021 – Rocky Brands, Inc. (NASDAQ: RCKY) today announced financial results for its first quarter ended March 31, 2021.

First Quarter 2021 Highlights

●	Net sales increased 57.3% to $87.7 million
o	Wholesale segment sales increased 69.1%; Retail segment sales increased 42.0%
●	Gross margin increased 540 basis points to 40.1%
●	Net income increased 278.1% to $4.5 million, or $0.61 per diluted share
●	Adjusted net income increased 344.1% to $8.7 million, or $1.19 per diluted share
●	Acquired the performance and lifestyle footwear business of Honeywell International, Inc.

Jason Brooks, President and Chief Executive Officer, commented, “It has been an excellent start to the year for Rocky Brands as we delivered a strong first quarter performance and completed a highly transformative acquisition.  We experienced robust demand for our Rocky, Georgia and Durango brands across our wholesale and direct to consumer channels, which when combined with an easier comparison due to the impact on our business from COVID-19 in the year ago period, resulted in a dramatic improvement in revenue and earnings per share. The multi-year initiatives we’ve been executing in product innovation, fulfillment, consumer engagement and inventory management enhanced our ability to capture market share during the pandemic while creating a strong foundation to support long-term growth. The recent addition of The Original Muck Boot Company, XTRATUF, Servus, NEOS, and Ranger brands has further bolstered our powerful portfolio and provided our business model with compelling new opportunities to drive profitable, top-line expansion and increased shareholder value for years to come.”

First Quarter Review

First quarter net sales increased 57.3% to $87.7 million compared with $55.7 million in the first quarter of 2020. First quarter 2021 net sales includes $6.5 million in net sales from the performance and lifestyle footwear business acquired from Honeywell International, Inc. on March 15, 2021.

Wholesale sales for the first quarter increased 69.1% to $59.2 million compared to $35.0 million for the same period in 2020. Retail sales for the first quarter increased 42.0% to $24.0 million compared to $16.9 million for the same period last year. Military segment sales for the first quarter were $4.4 million compared to $3.8 million in the first quarter of 2020.

Gross margin in the first quarter of 2021 was $35.1 million, or 40.1% of net sales, compared to $19.3 million, or 34.7% of net sales, for the same period last year. Adjusted gross margin in the first quarter of 2021, which excludes a $0.3 million inventory purchase accounting adjustment, was $35.5 million, or 40.5% of net sales.  Adjusted gross margin in the first quarter of 2020, which excluded approximately $1.0 million in expenses related to the closure of the Company’s manufacturing facilities due to COVID-19, was $20.3 million, or 36.4% of net sales. The 410 basis point increase was attributable to higher margins in all three operating segments, with the largest gain coming from wholesale. (See below for a reconciliation of GAAP financial measures to non-GAAP financial measures).

Operating expenses were $28.6 million, or 32.6% of net sales, for the first quarter of 2021 compared to $17.8 million, or 32.0% of net sales, a year ago. Excluding $5.2 million in expenses associated with the acquisition, first quarter 2021 operating expenses were $23.4 million, or 26.7% of net sales. The improvement in operating expenses as a percent of net sales was driven by leverage on higher net sales.

Income from operations for the first quarter of 2021 increased 335.0% to $6.6 million, or 7.5% of net sales compared to $1.5 million for the same period a year ago, or 2.7% of net sales. Adjusted operating income for the first quarter of 2021 was $12.1 million, or 13.8% of net sales, compared to adjusted operating income for the first quarter of 2020 of $2.5 million, or 4.5% of net sales.

The Company reported first quarter net income of $4.5 million, or $0.61 per diluted share compared to net income of $1.2 million, or $0.16 per diluted share in the first quarter of 2020. Adjusted net income for the first quarter of 2021, was $8.7 million, or $1.19 per diluted share, compared to an adjusted net income of $2.0 million, or $0.27 per diluted share, in the first quarter of 2020.

Balance Sheet Review

Cash and cash equivalents were $8.9 million at March 31, 2021 compared to $44.2 million on the same date a year ago. The change in cash and cash equivalents was driven primarily by the use of cash to fund a portion of the acquisition of the performance and lifestyle footwear business of Honeywell International, Inc.

Total debt at March 31, 2021 was $186.3 million consisting of $130 million senior term loan and borrowings under the Company's senior secured asset-backed credit facility.

Inventory at March 31, 2021 increased to $125.1 million compared to $77.2 million on the same date a year ago. The $47.9 million increase in inventory includes approximately $41 million associated with the newly acquired brands.

Use of Non-GAAP Financial Measures

In addition to GAAP financial measures, we present the following non-GAAP financial measures: “non-GAAP adjusted gross margin,” “non-GAAP adjusted operating expenses,”  “non-GAAP adjusted net income,” and “non-GAAP adjusted earnings per share.” Adjusted results exclude the impact of items that management believes affect the comparability or underlying business trends in our consolidated financial statements in the periods presented. We believe that these non-GAAP measures are useful to investors and other users of our consolidated financial statements as an additional tool for evaluating operating performance. We believe they also provide a useful baseline for analyzing trends in our operations. Investors should not consider these non-GAAP measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. See “Reconciliation of GAAP Measures to Non-GAAP Measures” accompanying this press release.

Conference Call Information

The Company’s conference call to review first quarter 2021 results will be broadcast live over the internet today, Tuesday, May 4, 2021 at 4:30 pm Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 (domestic) or (201) 493-6725 (international). The conference call will also be available to interested parties through a live webcast at www.rockybrands.com. Please visit the website and select the “Investors” link at least 15 minutes prior to the start of the call to register and download any necessary software.

About Rocky Brands, Inc.

Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names. Brands in the portfolio include Rocky®, Georgia Boot®, Durango®, Lehigh®, The Original Muck Boot Company®, XTRATUF®, Servus®, NEOS® and Ranger®. More information can be found at RockyBrands.com.

Safe Harbor Language

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management and include statements in this press release regarding the Company’s ability to support long-term growth (paragraph 2), to successfully integrate and grow the recently acquired business and brand portfolio (paragraph 2) and to deliver increased value to shareholders in the years to come (paragraph 2). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2020 (filed March 16, 2021). One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation or warranty by the Company or any other person that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Company Contact:	Tom Robertson
Chief Financial Officer
(740) 753-9100

Investor Relations:	Brendon Frey
ICR, Inc.
(203) 682-8200

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	March 31,	December 31,	March 31,
	2021	2020	2020
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$8,892	$28,353	$44,247
Trade receivables – net	84,050	48,010	33,277
Contract receivables	2,171	5,170	2,551
Other receivables	231	364	532
Inventories – net	125,133	77,576	77,214
Prepaid expenses	4,116	3,713	3,522
Total current assets	224,593	163,186	161,343
LEASED ASSETS	1,696	1,572	1,588
PROPERTY, PLANT & EQUIPMENT – net	51,150	33,750	28,434
IDENTIFIED INTANGIBLES – net	170,930	30,209	30,232
OTHER ASSETS	715	374	333
TOTAL ASSETS	$449,084	$229,091	$221,930

LIABILITIES AND SHAREHOLDERS' EQUITY:
CURRENT LIABILITIES:
Accounts payable	45,077	20,090	17,933
Contract liabilities	2,927	5,582	2,551
Current Portion of Long-Term Debt	3,250	-	-
Accrued expenses:
Salaries and wages	3,005	4,463	1,204
Taxes - other	618	893	588
Accrued freight	1,479	911	282
Commissions	1,185	712	362
Accrued duty	6,953	4,270	4,041
Income tax payable	2,357	1,019	-
Other	5,343	2,043	1,430
Total current liabilities	72,194	39,983	28,391
LONG-TERM DEBT	183,019	-	20,000
LONG-TERM TAXES PAYABLE	169	169	169
LONG-TERM LEASE	1,178	944	1,031
DEFERRED INCOME TAXES	8,271	8,271	8,108
DEFERRED LIABILITIES	386	219	215
TOTAL LIABILITIES	265,217	49,586	57,914
SHAREHOLDERS' EQUITY:
Common stock, no par value;
25,000,000 shares authorized; issued and outstanding March 31, 2021 - 7,280,711; December 31, 2020 - 7,247,361; March 31, 2020 - 7,309,121	66,856	65,971	67,195
Retained earnings	117,011	113,534	96,821
Total shareholders' equity	183,867	179,505	164,016
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$449,084	$229,091	$221,930

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except share amounts)

	Three Months Ended
	March 31, 2021
	2021	2020
NET SALES	$87,667	$55,720
COST OF GOODS SOLD	52,528	36,400
GROSS MARGIN	35,139	19,320

OPERATING EXPENSES	28,558	17,807

INCOME FROM OPERATIONS	6,581	1,513

OTHER (EXPENSES) INCOME	(747)	(9)

INCOME BEFORE INCOME TAXES	5,834	1,504

INCOME TAX EXPENSE	1,342	316

NET INCOME	$4,492	$1,188

INCOME PER SHARE
Basic	$0.62	$0.16
Diluted	$0.61	$0.16
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING

Basic	7,258	7,351
Diluted	7,348	7,386

Rocky Brands, Inc. and Subsidiaries

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands, except share amounts)

	Three Months Ended
	March 31,
	2021	2020
GROSS MARGIN
GROSS MARGIN, AS REPORTED	$35,139	$19,320
ADD: INVENTORY FAIR VALUE ADJUSTMENT*	$331	$-
ADD: MANUFACTURING EXPENSES RELATED TO COVID-19 CLOSURES/SUPPLIES**	-	988
ADJUSTED GROSS MARGIN	$35,470	$20,308

OPERATING EXPENSES	$28,558	$17,807
LESS: ACQUISITION RELATED EXPENSES***	5,193	-
ADJUSTED OPERATING EXPENSES	23,365	17,807

INCOME FROM OPERATIONS, ADJUSTED	$12,105	$2,501

NET INCOME
NET INCOME, AS REPORTED	$4,492	$1,188
ADD: MANUFACTURING EXPENSES RELATED TO COVID-19 CLOSURES/SUPPLIES, AFTER TAX	-	781
ADD: INVENTORY FAIR VALUE ADJUSTMENT, AFTER TAX	255	-
LESS: ACQUISITION RELATED EXPENSES, AFTER TAX	3,998	-
ADJUSTED NET INCOME	$8,745	$1,969

NET INCOME PER SHARE, AS REPORTED
BASIC	$0.62	$0.16
DILUTED	$0.61	$0.16

ADJUSTED NET INCOME PER SHARE
BASIC	$1.20	$0.27
DILUTED	$1.19	$0.27

WEIGHTED AVERAGE SHARES OUTSTANDING
BASIC	7,258	7,351
DILUTED	7,348	7,386

* Adjustment related to the fair value markup of inventory purchased with the acquisition of the performance and lifestyle footwear business of Honeywell International, Inc.

** Adjustment related to the overhead, payroll expenses and supplies incurred during the temporary closure of our manufacturing facilities due to COVID-19.

*** Adjustment related to expenses including bank fees, legal and professional fees, transaction fees, and consulting fees tied to the acquisition of the performance and lifestyle footwear business of Honeywell International, Inc.